Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Third Quarter and Nine Months Fiscal Year 2015 Financial Results

- Third Quarter Operating Income of $7.8 Million and EBITDA of $9.1 Million –

- Began Renting New Farm Worker Housing Units In Third Quarter-

- Enters Into Agreement with Leading Land Developer, The Lewis Group of Companies, to Develop Santa Paula Gateway –

- Company to Acquire Over 900 Acres of Agribusiness Property in California that is Currently Leased-

Santa Paula, CA., September 9, 2015 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the third quarter and nine months ended July 31, 2015.

Fiscal Year 2015 Third Quarter Results

For the third quarter of fiscal year 2015, revenue was $29.8 million, compared to revenue of $36.5 million in the third quarter of the previous fiscal year. Agribusiness revenue was $28.5 million, compared to $35.2 million in the third quarter last year, primarily due to lower lemon and avocado sales. Rental operations revenue was $1.3 million in the third quarter of fiscal year 2015, compared to $1.2 million in the third quarter of last year. Real estate development revenue was $34,000 compared to $121,000 in the third quarter last year.

Agribusiness revenue for the third quarter of fiscal year 2015 includes $23.9 million in lemon sales, compared to $26.8 million of lemon sales during the same period of fiscal year 2014, primarily reflecting lower volume of fresh lemons sold partially offset by higher prices. The Company completed its fiscal year 2015 avocado harvest in July with total fiscal year 2015 revenue of $7.1 million on 7.0 million pounds compared to revenue of $7.3 million on 6.7 million pounds for fiscal year 2014. Avocado revenue for the third quarter of fiscal year 2015 was $3.0 million, compared to $6.1 million in the same period last year, primarily reflecting decreased volume and lower prices. In addition, third quarter of fiscal year 2015 avocado sales were impacted by a shift in production and harvest timing due to the Company’s decision to accelerate its harvest plan due to early maturing of the California crop and the expected arrival of Peruvian avocados in the US market in June 2015. This decision resulted in additional revenue in the second quarter of fiscal year 2015 that typically is recognized in the third quarter. The Company recognized $1.0 million of orange revenue in the third quarter of fiscal year 2015 due to lower volume that was partially offset by higher sales prices, compared to $1.7 million of orange revenue in the same period of fiscal year 2014. Specialty citrus and other crop revenues were $0.6 million in the third quarter of fiscal year 2015, due to increased prices which were partially offset by lower sales volume, compared to $0.5 million in the third quarter of fiscal year 2014.

Costs and expenses for the third quarter of fiscal year 2015 were $22.0 million compared to $23.1 million in the third quarter of last fiscal year. The year-over-year decrease in operating expenses reflects lower agribusiness costs, real estate development expenses and selling, general and administrative expenses. In addition, third quarter of fiscal year 2014 costs and expenses include an impairment charge on real estate development assets of $435,000 on the Company’s Centennial property.

Operating income for the third quarter of fiscal year 2015 was $7.8 million, compared to $13.4 million in the third quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2015 was $5.2 million, compared to $8.8 million in the third quarter of fiscal year 2014. Earnings per diluted share for the third quarter of fiscal year 2015 were $0.36 on approximately 14.9 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.61 on approximately 14.5 million weighted average diluted common shares outstanding in the same period of the prior year. On August 21, 2015, the Company completed the sale of its Wilson Ranch for approximately $2.8 million and the gain on the sale was approximately $0.9 million. The Company previously expected the Wilson Ranch sale to be completed in the third quarter of 2015.

Adjusted EBITDA was $9.1 million in the third quarter of fiscal year 2015 compared to $14.9 million in the same period of fiscal year 2014. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Fiscal Year 2015 First Nine Months Results

For the nine months ended July 31, 2015, revenue was $86.1 million compared to $87.2 million in the same period last year. Operating income for the first nine months of fiscal year 2015 was $9.5 million compared to $14.4 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $6.0 million for the first nine months of fiscal years 2015 compared to $9.5 million in the same period last year. Earnings per diluted share for the first nine months of fiscal year 2015 was $0.42 on approximately 14.1 million weighted average diluted common shares outstanding compared to earnings per diluted share of $0.68 on approximately 14.2 million weighted average diluted common shares outstanding.

Adjusted EBITDA for the first nine months of fiscal year 2015 was $13.0 million compared to Adjusted EBITDA of $17.8 million in the same period last year.

Real Estate Development

On September 9, 2015, Limoneira announced that it entered into a Contribution Agreement as the first step that will facilitate a joint venture with The Lewis Group of Companies (the “Lewis Group”), a leading residential real estate investment company, for the planned development of Santa Paula Gateway. Limoneira received a deposit of $2.0 million from the Lewis Group upon entering into the Contribution Agreement. Upon the completion of certain conditions to close the transaction, which is anticipated in November 2015 and includes the contribution of the property to the joint venture, the Company expects to receive an additional $18 million from the Lewis Group for a 50% interest in the joint venture. The Company expects to receive approximately $100 million of net cash flow over the seven to ten year life of project. The joint venture partners will share equally in capital contributions to fund project costs until loan proceeds and or revenues are sufficient to fund the project. The project is expected to begin selling developed lots to home builders during the fourth quarter of 2017.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are excited about the recent progress that we have made with our key business initiatives. We recently announced that we entered into a Contribution Agreement that is expected to facilitate a joint venture with The Lewis Group of Companies, for the development of the Santa Paula Gateway Project. The Lewis Group is a leading real estate investment company with a proven track record of developing highly successful and sought after residential projects throughout Southern California and we are looking forward to working with them on this project. After working towards this project for many years, we are very pleased with the planned partnership and the terms of the deal for Limoneira. Over the anticipated seven to ten year course of the development, we expect the project will generate approximately $100 million of net cash flow for Limoneira.”

Mr. Edwards continued, “In addition, we recently entered escrow to acquire approximately 900 acres of lemon, orange, and specialty citrus orchards in the San Joaquin Valley. We currently lease this property from the Sheldon family and expect incremental operating results and cash flows resulting from the elimination of profit sharing lease expense beginning in fiscal year 2016. This acquisition underscores our successful execution on our long-term growth strategy to expand our agribusiness orchards with productive acreage. As we benefit from cash flow related to our real estate development activities, we plan to make additional investments into our agribusiness growth.”

Mr. Edwards concluded, “Our financial results for the third quarter were impacted by the previously discussed shift in the timing of the avocado harvest. Based on our year-to-date results and outlook for the fourth quarter, we are updating our annual guidance

Balance Sheet and Liquidity

During the first nine months of fiscal year 2015, net cash provided by operating activities was $10.2 million compared to $17.8 million in the same period of the prior year. Net cash used in investing activities was $24.0 million in the first nine months of fiscal year 2015 compared to $15.2 million in the same period of the prior year, primarily related to the Company’s investments in the expansion of its lemon packing facilities and additional farm worker housing units, as well as investments in real estate development projects. Net cash provided by financing activities was approximately $13.8 million for the first nine months of fiscal year 2015 compared to net cash used in financing activities of $3.0 million in the same period of the prior year. Long-term debt as of July 31, 2015 was $84.2 million, compared to $67.8 million at the end of fiscal year 2014.

During the nine months ended July 31, 2015, the Company executed its on-going real estate development strategy by capitalizing real estate development costs of $6.8 million. In nine months ended July 31, 2014, the Company capitalized real estate development costs of $3.4 million.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the third quarter of fiscal year 2015, lemon sales were comprised of approximately 82% to U.S. and Canada-based customers, 15% to domestic exporters, and 3% to international customers.

Alex Teague, Senior Vice President stated, “Limoneira is well positioned to deliver long-term agribusiness growth. We are excited about the pending completion of our new lemon packing house expected in October 2015. We continue to look for opportunities to capitalize on strategic acquisitions and remain focused on innovation to help drive organic growth.”

On February 3, 2015, Limoneira and Cadiz Inc. (NASDAQ: CDZI) ("Cadiz") announced that they expanded their existing agricultural lease agreement to include an additional 200 acres. Limoneira acquired a total of 200 acres of lemon trees and associated irrigation lines from Cadiz and one of its leasing tenants for approximately $1.2 million. Under the amended lease agreement with Cadiz, Limoneira now has the right to plant up to 1,480 acres of lemons over the next three years at the Cadiz Ranch operations in the Cadiz Valley. Including the 200 acres of lemons purchased in February, the Company currently has 360 acres of lemon trees growing on the property leased from Cadiz.

In July 2015, the Company entered into a purchase agreement to acquire 157 acres of lemon, orange and specialty citrus orchards in California’s San Joaquin Valley, for approximately $3.3 million. The orchards are being acquired pursuant to purchase options contained in certain operating leases the Company has had since 2012 for approximately 1,000 acres of lemon, orange and specialty citrus and other crops, which the Company refers to as the Sheldon Ranch leases. The Company paid a deposit of $50,000 and escrow is expected to close in September 2015.

In September 2015, the Company entered into a purchase agreement to acquire 757 acres of lemon, orange and specialty citrus orchards in California’s San Joaquin Valley, for approximately $15.1 million. The orchards are being acquired pursuant to purchase options contained in the Sheldon Ranches operating leases which the Company has had since 2012. The Company paid a deposit of $50,000 and escrow is expected to close in November 2015.

On August 21, 2015, the Company completed the sale its Wilson Ranch, which is comprised of 52 acres of land with 33 acres of avocado orchards located near the City of Fillmore, in Ventura County, California. The sales price was approximately $2.8 million and the gain on the sale was approximately $0.9 million. The sales price represents approximately $53,000 and $83,000 per acre for total acres and productive avocado acres, respectively. The Company had previously expected the sale to close in the third quarter of fiscal year 2015, and as a result of the delay, the Company now expects to realize approximately $0.04 per diluted share in the fourth quarter of fiscal year 2015 associated with the sale.

The Company has substantially completed its farm worker housing project and began renting units in May 2015, which is expected to add approximately $0.9 million of rental revenue on an annual basis. The Company anticipates the additional farm worker housing will help maintain a consistent supply of labor for its agribusiness operations.

Fiscal Year 2015 Outlook

The Company continues to expect to sell approximately 2.8 million cartons of fresh lemons in fiscal year 2015. However, approximately 30,000 fewer cartons are estimated to be sold for the remained of the year at a lower average price per carton than was previously anticipated. The average price per carton of fresh lemons sold is expected to be $24.00 to $25.00 for fiscal year 2015, compared to $25.00 previously anticipated and the average per carton price for the remainder of the year is estimated to be approximately $25.50 compared to $29.00 previously anticipated for the fourth quarter of 2015. Lower expected production volume is due to continued dry weather, which has hindered fruit sizing and lower prices are expected due to an increased supply of imported lemons in the market. Additionally, in the fourth quarter of 2015, the Company estimates that a larger percentage of fresh cartons sold will be procured from third party growers than was previously anticipated. Lemons procured from third party growers have a lower profit margin than lemons grown on the Company’s orchards.

The Company expects to earn approximately $5.8 million to $6.3 million in operating income for fiscal year 2015 compared to previous guidance of $7.6 million to $8.1 million. Fiscal year 2015 income before tax is expected to be approximately $7.3 million to $7.8 million compared to previous guidance of $8.8 million to $9.3 million The Company expects fiscal year 2015 earnings per diluted share to be in the range of $0.28 to $0.32 compared to previous guidance of $0.36 to $0.40. Fiscal year 2015 income before tax and earnings per share guidance includes a gain of approximately $0.9 million on the fourth quarter sale of the Wilson Ranch.

Conference Call Information

The Company will host a conference call and audio webcast on September 9, 2015, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 596-2569, and international participants should dial (913) 981-4901.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through September 23, 2015, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 3513380.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2015, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended July 31,		Nine Months Ended July 31,
	2015	2014	2015	2014

Net income	$5,313,000	$8,932,000	$6,428,000	$9,826,000
Total interest (income) expense, net	45,000	(20,000)	102,000	(59,000)
Income taxes	2,776,000	4,608,000	3,477,000	5,036,000
Depreciation and amortization	1,010,000	902,000	2,979,000	2,564,000
EBITDA	9,144,000	14,422,000	12,986,000	17,367,000
Impairment of real estate development assets	-	435,000	-	435,000
Adjusted EBITDA	$9,144,000	$14,857,000	$12,986,000	$17,802,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	July 31, 2015	October 31, 2014
Assets
Current assets:
Cash	$32,000	$92,000
Accounts receivable, net	7,626,000	7,236,000
Cultural costs	2,859,000	3,691,000
Prepaid expenses and other current assets	3,986,000	3,849,000
Income taxes receivable	-	1,143,000
Total current assets	14,503,000	16,011,000

Property, plant and equipment, net	122,007,000	105,433,000
Real estate development	94,923,000	88,088,000
Equity in investments	3,344,000	3,638,000
Investment in Calavo Growers, Inc.	27,255,000	24,270,000
Note receivable	819,000	2,084,000
Other assets	8,125,000	8,114,000
Total assets	$270,976,000	$247,638,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,457,000	$6,363,000
Growers payable	6,066,000	5,839,000
Accrued liabilities	7,219,000	7,539,000
Fair value of derivative instrument	764,000	809,000
Current portion of long-term debt	585,000	583,000
Total current liabilities	20,091,000	21,133,000
Long-term liabilities:
Long-term debt, less current portion	84,215,000	67,771,000
Deferred income taxes	23,294,000	21,792,000
Other long-term liabilities	5,708,000	6,282,000
Total liabilities	133,308,000	116,978,000
Commitments and contingencies	-	-
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 30,000 shares issued and outstanding at July 31, 2015 and October 31, 2014) (8.75% coupon rate)	3,000,000	3,000,000
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2015 and October 31, 2014) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000
Stockholders’ equity:
Series A Junior Participating Preferred Stock	-	-
Common stock – $.01 par value (19,900,000 shares authorized:
14,128,830 and 14,078,077 shares issued and outstanding at July 31, 2015 and October 31, 2014, respectively)	141,000	140,000
Additional paid-in capital	90,394,000	89,770,000
Retained earnings	27,356,000	23,308,000
Accumulated other comprehensive income	7,446,000	5,111,000
Total stockholders’ equity	125,337,000	118,329,000
Total liabilities and stockholders’ equity	$270,976,000	$247,638,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2015	2014	2015	2014
Revenues:
Agribusiness	$28,466,000	$35,173,000	$82,268,000	$83,481,000
Rental operations	1,311,000	1,182,000	3,769,000	3,483,000
Real estate development	34,000	121,000	62,000	196,000
Total revenues	29,811,000	36,476,000	86,099,000	87,160,000
Costs and expenses:
Agribusiness	17,471,000	17,805,000	63,308,000	58,730,000
Rental operations	907,000	796,000	2,471,000	2,231,000
Real estate development	325,000	420,000	806,000	1,021,000
Impairment of real estate development assets	-	435,000	-	435,000
Selling, general and administrative	3,270,000	3,640,000	10,053,000	10,326,000
Total costs and expenses	21,973,000	23,096,000	76,638,000	72,743,000
Operating income	7,838,000	13,380,000	9,461,000	14,417,000
Other income (expense):
Interest (expense) income, net	(45,000)	20,000	(102,000)	59,000
Equity in earnings of investments	205,000	101,000	193,000	132,000
Other income, net	91,000	39,000	353,000	254,000
Total other income	251,000	160,000	444,000	445,000

Income before income tax provision	8,089,000	13,540,000	9,905,000	14,862,000

Income tax provision	(2,776,000)	(4,608,000)	(3,477,000)	(5,036,000)
Net income	5,313,000	8,932,000	6,428,000	9,826,000
Preferred dividends	(159,000)	(171,000)	(477,000)	(302,000)
Net income applicable to common stock	$5,154,000	$8,761,000	$5,951,000	$9,524,000

Basic net income per common share	$0.36	$0.62	$0.42	$0.68

Diluted net income per common share	$0.36	$0.61	$0.42	$0.68

Dividends per common share	$0.05	$0.05	$0.14	$0.12

Weighted-average common shares outstanding-basic	14,127,000	14,064,000	14,115,000	14,048,000
Weighted-average common shares outstanding-diluted	14,953,000	14,486,000	14,115,000	14,227,000